Exhibit 10(xx)

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of November 14, 2004, by and between Perrigo Company (the “Parent”), Agis Industries (1983) Ltd. (the “Company”), and Sharon Kochan (the “Executive”);

WITNESSETH THAT:

WHEREAS, the Executive is currently a senior executive officer of the Company;

WHEREAS, as of the date hereof, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will become a wholly-owned subsidiary of the Parent upon the Closing, as defined in the Merger Agreement;

WHEREAS, the Parent, the Company and the Executive desire to enter into this Agreement pertaining to the employment of the Executive by the Company effective upon the date of the Closing (the “Effective Date”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent, the Executive and the Company hereby agree as follows:

1. Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive on the Effective Date in the position of Senior Vice President, Pharmaceutical Business Development of the Parent, and the Executive hereby agrees to remain in the employ of the Company. The Parent agrees to appoint the Executive, and the Executive agrees to serve, as a member of the Parent’s Executive Committee (“Executive Committee”).

(b) While the Executive is employed by the Company, the Executive shall devote his full time (reasonable sick leave and vacations excepted) and best efforts, energies and talents to serving the Company.

(c) The Executive shall report to the President of the Company, and shall perform such duties as may be assigned to him by the President. Such duties shall include (i) coordinating long-range planning process for the Pharmaceutical Business, (ii) investigating and recommending mergers, acquisitions and divestitures to meet financial objectives, (iii) identifying joint venture opportunities in support of strategic objectives, (iv) leading negotiations with acquisition targets and potential joint venture partners, (v) developing product and product line strategies and oversee the selection of products for inclusion in Parent’s generic drug pipeline, and (vi) coordinating strategic alliances and other external business relationships. The Pharmaceutical Business Development organization shall directly report to the Executive. The Company may make changes to the Executive’s position, reporting line, authority, or responsibilities provided that the totality of the Executive’s position, reporting line, authority, and responsibilities is comparable to those typically attributable to members of the Executive Committee.

(d) The Executive agrees that he shall perform his duties faithfully and efficiently subject to the direction of the Board of Directors of Parent (the “Board”). The Executive’s duties shall include providing services for both the Company and its Affiliates (as defined below), as determined by the Company (as used herein, Company shall mean and include the Company and all of its Affiliates).

(e) Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term, the Executive may devote reasonable time to pursue activities other than those required under this Agreement, including activities conducted by the Executive prior to the Effective Date, activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other profit or not-for-profit organizations, and similar activities, to the extent that such other activities do not, in the judgment of the Board, inhibit or prohibit the performance of the Executive’s duties under this Agreement or conflict in any material way with the Company’s or Parent’s business.

(f) Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled (as defined in paragraph 3(b)).

(g) The Executive’s place of employment shall be in Israel, provided that the Company may require the Executive to travel, consistent with the Executive’s travel requirements prior to the Effective Date, outside Israel in order to fulfill his duties with the Company.

(h) The Executive’s position is a “senior managerial position”, as defined in the Israeli Work and Rest Hours Law, 1951, and requires a high level of trust. Accordingly, the provisions of said law shall not apply to the Executive and the Executive agrees that he may be required to work beyond the regular working hours of the Company, for no additional compensation other than as specified in this Agreement.

(i) This Agreement shall govern the terms and conditions of the Executive’s employment and any termination thereof from the Effective Date until the third anniversary of the Effective Date (the “Agreement Term”). Thereafter, the Agreement shall automatically be extended for additional 24-month periods, unless either party to this Agreement provides notice of non-renewal to the other party at least 120 days before the last day of the Agreement Term. The term “Agreement Term” shall also include any renewal period under the foregoing provisions of this paragraph 1(i). Following the expiration of the Agreement Term, neither party shall have any further obligations under this Agreement, other than obligations accruing or arising prior to such expiration. The portion of the Agreement Term during which the Executive is employed by the Company is hereinafter referred to as the “Employment Period”.

(j) For purposes of this Agreement, the term “Affiliate” shall mean any corporation, partnership, joint venture or other entity in which at least a fifty percent interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company), including Parent and its Affiliates.

2. Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, the Company shall compensate the Executive for his services as follows:

(a) Base Salary. The Executive shall receive base salary at an annual rate of $210,000, payable in substantially equal monthly or more frequent installments (the “Salary”). Commencing on or around October 2006, the Executive’s Salary shall be reviewed for increase at least annually by the Chief Executive Officer, the Board or the Compensation Committee of the Board pursuant to its review policies, if any, for members of the Executive Committee. Any increase in Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

(b) Annual Bonus. During the Agreement Term, the Executive shall be entitled to participate in the Management Incentive Bonus Plan of the Parent (the “MIB”) administered by the Compensation Committee of the Board, or any successor annual bonus plan or arrangement generally made available to the members of the Executive Committee. The Executive’s participation in the MIB shall generally be on terms and conditions applicable to the members of the Executive Committee. The MIB shall provide the Executive with a target bonus opportunity of not less than $100,000 for each fiscal year of the Parent (prorated for the fiscal year in which the Effective Date occurs to reflect less than a full year of employment), provided that the Executive shall be entitled to a minimum bonus payment of $100,000 with respect to fiscal year 2005 (prorated for the fiscal year in which the Effective Date occurs to reflect less than a full year of employment) and fifty percent of the target bonus (but in no event less than $50,000) with respect to fiscal year 2006. Any bonus payable under this paragraph 2(b) shall be paid in accordance with the terms of the MIB.

(c) Stock Awards. When the Company makes its next annual grant of stock-based compensation to its senior management personnel, expected to occur in or around October, 2005, the Executive shall be granted an award (the “Initial Award”) in the form of an option to purchase 25,000 shares of common stock of the Parent or other stock-based award of equivalent value (on a Black-Scholes basis) on such terms and conditions as generally applicable to awards then granted to similarly situated senior executives. Annually thereafter during the Employment Period the Executive shall be entitled to receive additional annual stock-based awards in amounts and on terms and conditions no less favorable than the annual awards granted in the applicable year to members of the Executive Committee, provided that each such award shall have a value no less than the value of the Initial Award. For the avoidance of doubt, the Initial Award shall be in addition to any payments or awards made in respect of Section 5.13 of the Merger Agreement.

(d) Managers’ Insurance. During the Employment Period, the Company shall, or shall cause one of its Affiliates to, continue the Managers’ Insurance (Bituach Menahalim) as in effect immediately prior to the Effective Date and contribute thereto, on a monthly basis, 18.33% of the Executive’s monthly Salary, 8.33% of which shall be in respect of severance compensation (the “Severance Component”), 5% of which shall be in respect of pension, and 5%

of which shall be deducted by the Company from the monthly payment of the Executive’s Salary as the Executive’s contribution to said Managers’ Insurance. The parties acknowledge and agree that in accordance with Section 14 to the Severance Pay Law 5723-1963, the allocation to Managers’ Insurance under this Section 2(d) shall be in lieu of severance pay according to the Severance Pay Law that Executive may be entitled to.

(e) Disability. During the Employment Period, the Company shall, or shall cause one of its Affiliates to, continue the Disability Insurance (Ovdan Kosher Avoda) as in effect immediately prior to the Effective Date and contribute thereto, on a monthly basis, 2.5% of the Executive’s monthly Salary.

(f) Education Fund. During the Employment Period, the Company shall, or shall cause one of its Affiliates to, continue the Education Fund (Keren Hishtalmut) as in effect immediately prior to the Effective Date and contribute thereto, on a monthly basis, 7.5% of the Executive’s monthly Salary, subject to the Executive’s contribution of an additional 2.5% of his monthly Salary. All tax obligations related to the Education Fund shall be borne by the Executive.

(g) Recreation Funds. During the Employment Period, the Company shall, or shall cause one of its Affiliates to, provide and pay the Executive Recreation Funds (Dmei Havra’ah) at the rate required by law and regulations and consistent with terms and conditions in effect immediately prior to the Effective Date.

(h) Benefits and Perquisites. During the Employment Period, the Company shall, or shall cause one of its Affiliates to, provide the Executive with benefits and perquisites that are consistent with the benefits and perquisites provided to the Executive immediately prior to the Effective Date.

(i) Executive Retention Plan. In the event the Company elects to activate its Executive Retention Plan, the Executive shall participate in such plan on terms and conditions no less favorable than the terms and conditions applicable to the members of the Executive Committee.

(j) Vacation. During each calendar year during the Employment Period, the Executive shall be entitled to 23 working days of vacation (or a pro rata number of days for any partial year that occurs during the Employment Period) determined in accordance with applicable employment laws of Israel and Company policies.

(k) If it is determined that any payment made or benefit provided to Executive pursuant to this Agreement in connection with the performance of his duties hereunder is subject to any income tax payable under any United States federal, state, local or other law, as a result of the duties performed hereunder, then Executive shall receive a tax gross-up payment with respect to such taxes. The tax gross-up payment will be an amount such that, after payment of taxes on such payment, there remains a balance sufficient to pay the taxes being reimbursed. Any such tax gross-up payments will be made at the time Executive’s US federal income tax return for the applicable calendar year is filed.

3. Termination. The Executive’s employment with the Company during the Agreement Term may be terminated under the following circumstances.

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If the Executive becomes Disabled, the Company may terminate his employment with the Company. For purposes of this Agreement, the Executive shall be deemed to be “Disabled” if (i) he is eligible for disability benefits under a Company long term disability plan, or (ii) he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing substantially all of his duties hereunder for a period of 180 days (which need not be consecutive) in any 12-month period. In the event of a dispute as to whether the Executive is Disabled, the Company may, at its expense, refer him to a licensed practicing physician of the Company’s choice and the Executive agrees to submit to such tests and examination as such physician shall deem appropriate. The determination of such physician shall be final and binding on the Company and Executive.

(c) Cause. The Company may terminate the Executive’s employment hereunder immediately and at any time for Cause by written notice to the Executive detailing the basis for the Cause termination. For purposes of this Agreement, “Cause” means (i) gross negligence or willful and continued failure by the Executive to substantially perform his duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) willful misconduct by the Executive which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude to the extent that his creditability and reputation no longer conforms to the standard of senior executives of the Company, (iv) the commission by the Executive of a material act of dishonesty or breach of trust resulting or intending to result in personal benefit or enrichment to the Executive at the expense of the Company or (v) a material breach of this Agreement. For purposes of this provision, no act or failure to act shall be deemed “willful” unless done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company or Parent.

(d) Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice not less than 30 days prior to such termination.

(e) Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the parties.

(f) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time for any reason by giving the Executive prior written notice not less than 30 days prior to such termination; provided, however, termination by the Company shall be deemed to have occurred under this paragraph 3(f) only if such termination by the Company is not pursuant to paragraph 3(c) or 3(e).

(g) Termination by the Executive for Good Reason. The Executive may

terminate his employment hereunder immediately at any time for any Good Reason. Good Reason shall mean, without the Executive’s consent, (i) any breach or violation of Section 1(c) or the Parent or Company requesting or requiring the Executive to relocate his principal place of employment outside the State of Israel, (ii) the failure by the Company, or if applicable the Parent, to pay the Executive any portion of his current compensation within ten (10) business days of the date such compensation is due or otherwise declared payable, (iii) the failure by the Company, or if applicable the Parent, to continue any incentive compensation plan in which the Executive participates which is material to his compensation, unless an equitable substitute plan or alternative plan is made available to the Executive; or (iv) the failure by the Company or Parent to obtain a satisfactory agreement from any successor to the business of the Company or Parent to assume and agree to perform this Agreement.

(h) Date of Termination. “Date of Termination” means the last day that the Executive is employed by the Company under the terms of this Agreement under circumstances in which his employment is terminated in accordance with one of the foregoing provisions of this paragraph 3.

4. Rights Upon Termination.

(a) If the Executive’s Date of Termination occurs during the Agreement Term for any reason, the Company shall:

(i) Pay the Executive’s Salary for the period ending on the Date of Termination.

(ii) Make a payment in respect of unused vacation days, as determined in accordance with Company policy as in effect from time to time.

(iii) Make any other payments or provide benefits pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such payments and benefits are earned and vested as of the Date of Termination, or are required by law to be offered for periods following the Executive’s Date of Termination.

(iv) Transfer to the Executive, within 30 days following Date of Termination, any and all allocations accrued under his Managers’ Insurance.

The amounts payable under clauses (i) and (ii) above shall be paid in a lump sum as soon as practicable following such Date of Termination and any amounts payable under clause (iii) and (iv) above shall be paid in accordance applicable law and with the terms of the applicable plan or arrangement (the amounts and benefits, referred to in clauses, (i), (ii), (iii) and (iv) above, being referred to as “Accrued Obligations”).

(b) If, during the Agreement Term, the Executive’s employment is terminated by the Company without Cause or if the Executive terminates his employment for Good Reason, then in addition to the Accrued Obligations, the Company shall:

(i) Continue to pay to the Executive, an amount equal to the product of (A) the sum of (i) the Executive’s Salary and (ii) the higher of (1) the Executive’s target bonus for year in which Date of Termination occurs or (2) the Executive’s target bonus for the year immediately preceding the year in which Date of Termination occurs (or, if the Date of Termination occurs during Parent’s fiscal year 2005, the target bonus for year immediately preceding the Effective Date) multiplied by (B) the number of full and partial years remaining in the Agreement Term after the Date of Termination (but in no event less than one year and determined without regard to the actual Date of Termination) (such period being referred to as the “Severance Period”).

(ii) Continue to make contributions contemplated by Sections 2(d), (e), (f) and (g) for the duration of the Severance Period.

(iii) Notwithstanding anything in the 2003 Long Term Incentive Plan (or any successor plan) to the contrary, provide for the full vesting, as of the Date of Termination, of all then unvested restricted stock awards.

(iv) Notwithstanding anything in the 2003 Long Term Incentive Plan (or any successor plan), vest the Executive, as of Date of Termination, in that number of unvested stock options which would have vested during the 24 month period following the Date of Termination. The Executive shall be entitled to exercise his options at any time prior to the earlier of (A) the date which is 30 days after the date which is 24 months after such Date of Termination, or (ii) the expiration of the respective terms of the options.

(c) Notwithstanding the terms of the MIB plan, if the Executive’s Date of Termination occurs under paragraph 3(a) (relating to death), paragraph 3(b) (relating to being Disabled), or, subject to the Executive’s execution of a release of claims in a form presented by the Company, paragraph 3(f) (termination without Cause) or paragraph 3(g) (termination for Good Reason), then in addition to the amounts payable in accordance with paragraph 4(a) and 4(b), the Executive will be entitled to a pro rata bonus payment for the year in which such Date of Termination occurs, which shall be an amount equal to the product of (A) the bonus the Executive would have received for the fiscal year which includes his Date of Termination if he had remained employed by the Company until the end of such year, multiplied by (B) a fraction, the numerator of which is the number of days in the fiscal year preceding the Executive’s Date of Termination and the denominator of which is 365. Such pro rata bonus shall be payable in a lump sum payment on the next installment date on which bonus payments are made to participants in the MIB plan following the end of the fiscal year to which such bonus relates.

(d) Notwithstanding any provision of this Section 4 to the contrary, the Company shall have no obligation to transfer or release the Severance Component of the Managers’ Insurance if there occurs an Israeli labor court ruling that denies the Executive’s right to severance payment by pursuant to Sections 17 to the Israeli Severance Payment Law 5723 – 1963.

5. Non-Renewal. In the event this Agreement terminates due to non-renewal of the Agreement Term, then, notwithstanding anything in the 2003 Long Term Incentive Plan (or any successor plan) to the contrary, the Executive shall be entitled to vest (whether or not his employment terminates), as of the date of the notice of non-renewal, in that number of unvested stock options and restricted stock award which would have vested during the 24 month period following the end of the Agreement Term. The Executive shall be entitled to exercise his options at any time prior to the earlier of (A) the date which is 30 days after the date which is 24 months after such Date of Termination, or (ii) the expiration of the respective terms of the options.

6. Accrued Payments. Upon the Effective Date, the Executive shall be entitled, to the extent not yet paid, (i) all amounts due to the Executive under his existing agreement with Agis Industries (1983) Ltd. (the “Prior Agreement”), including without limitation, the amounts due under the Managers’ Insurance, Education Funds, unused vacation, as if the Executive’s employment had been terminated without cause as of the Effective Date, in each case, in accordance with applicable law and the terms and conditions of the relevant insurance policies and (ii) a pro rata bonus with respect to the portion of the performance period to the Effective Date, determined in accordance with the provisions of the Prior Agreement. As of the Effective Date, the Parent shall cause the Company to release and transfer to the Executive all amounts deposited in the Mangers’ Insurance Fund and the Education Fund, in each case, in accordance with applicable law and the terms and conditions of the relevant insurance policies.

7. Confidentiality and Noncompetition. In consideration for the payments and benefits contemplated by Section 4, the Executive acknowledges and agrees that simultaneous with the execution of this Agreement, he will be required to execute and comply with the Noncompetition and Nondisclosure Agreement in the form attached to this Agreement as Exhibit A.

8. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executor’s creditors or beneficiaries.

9. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

10. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Parent:

Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49010

Attn.:	General Counsel Director of Human Resources

To the Company:

Agis Industries (1983) Ltd.

29 Lehi Street

Bnei-Brak 51200

Israel

Attn: Vice Chairman

To the Executive:

Sharon Kochan, at the most recent address shown in the records of the Company.

11. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

12. Waiver of Breach. No waiver of any party hereto of a breach of any provision of this Agreement by any other party will operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

13. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

14. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

15. Entire Agreement. Except with respect to the Prior Agreement which shall terminate on the satisfaction of the Company’s and Parent’s obligations contemplated by Section 6, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the Executive and the Company or its Affiliates relating to the subject matter hereof.

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel without regard to principals of conflict of laws. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in Israel. Notwithstanding the foregoing, any controversy relating to provisions of Section 2(b) and 2(c) shall be governed by the laws of the jurisdiction set forth in the applicable award document.

17. Acknowledgement by Executive. The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto. Executive further agrees that, upon the payments of any amounts under Section 4, 5, or 6, as applicable, that the Executive shall deliver such releases and acknowledgements as the Parent shall reasonably request in order to confirm that the amounts paid under such provisions are exclusive of any amounts the Executive may be entitled under Israeli Statutory Provisions governing severance, Mangers’ Insurance, Education Fund, and Recreation Fund.

18. Conditions to Effectiveness. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be effective until the Closing. In the event the Closing does not occur, this Agreement shall not be valid, binding and enforceable against any of the parties hereto.

19. Indemnification. Parent and the Company shall provide the Executive with indemnification and directors and officers insurance to the same extent that the Parent provides such protection to its Chief Executive Officer and Chairman.

20. No Mitigation. The Company’s, or if applicable the Parent’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or Parent may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and Parent and the Company has caused these presents to be executed in its name and on its behalf, as of the date above first written.

EXECUTIVE		PERRIGO COMPANY

/s/ Sharon Kochan		By	/s/ David T. Gibbons
Sharon Kochan		Its	Chairman, President & CEO

Agis Industries (1983) Ltd.

By	/s/ Refael Lebel
Its	Chief Executive Officer

Exhibit A

NONCOMPETITION AND NONDISCLOSURE AGREEMENT

THIS NONCOMPETITION AND NONDISCLOSURE AGREEMENT (“Agreement”) entered into on November 14, 2004 by and between PERRIGO COMPANY, a Michigan corporation, for and in behalf of itself and each of its subsidiary and affiliated companies ((and upon the consummation of the transactions contemplated by the Merger Agreement (as defined in the Employment Agreement) including Agis Industries (1983) Ltd. including Agis Industries (1983) Ltd.) (collectively referred to as “Perrigo” or the “Company”), and Sharon Kochan (referred to as “Employee”).

WITNESSETH:

WHEREAS Perrigo’s special competence in its various fields of endeavor is the secret of its growth, and provides the source of both career opportunities and security for employees throughout the company. Such growth depends to a significant degree on Perrigo’s confidential, proprietary information. This is information that is not generally known to others and includes more and better information than our competitors have about research, development, production, marketing and management in the manufacture, preparation, handling, treatment, storage, sale, distribution, shipment and use of products for the Store and Value Brand Product (as herein defined) (“Company Business”). To obtain such information and use it successfully, Perrigo spends considerable sums of money in product development, the development of marketing methods, training its employees, and service to its customers; and

WHEREAS Employee has entered into an employment agreement with Perrigo dated as of the date hereof (the “Employment Agreement”) pursuant to which Employee will become a key employee of Perrigo. In connection with providing such employment services, Employee has obtained or will obtain access to sensitive information regarding the Company’s Business and its customers. The parties agree that improper disclosure or use of that information will cause serious and irreparable harm to the company.

NOW, THEREFORE, in consideration of Perrigo’s agreement to employ Employee and provide the compensation and benefits as set forth in the Employment Agreement and for other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1. Restriction on Competing Activities. Beginning with the date on which the Employee commences employment under the Employment Agreement and ending on the later of (i) end of the Agreement Term (as defined in the Employment Agreement) and (ii) first anniversary of the Employee’s Date of Termination (as defined in the Employment Agreement) (the “Non-Competition Period”), Employee will not, directly or indirectly, alone or as a partner, officer, director, owner, employee, or consultant of any business or other entity, be engaged in any business or other enterprise that competes, directly or indirectly, in any way with the Company Business. In addition to its plain meaning and understanding, “compete in any way with the Company Business” shall also specifically include engaging in any way in the production, distribution or sale of any products to the Store and Value Brand Products that are similar to or competitive with those now or hereafter produced, distributed or sold by Perrigo. As used in this Agreement, “Store and Value Brand Products” means those products that are supplied by a manufacturer or marketer through channels of distribution (including but not limited to, wholesalers, distributors and retailers) that bear either (i) a label or brand name that is used exclusively by the wholesaler, distributor or retailer, or (ii) a label or brand name that is not regularly advertised by national broadcast, print, direct mail or other media for the purpose of establishing brand name recognition of the manufacturer, marketer and/or distributor with the general public. Employee also agrees that during the Non-Competition Period, he will not, directly or indirectly, either for himself or any other person, solicit or induce, or attempt to solicit or induce, any individual who is an employee, independent contractor, supplier, or customer of Perrigo to terminate his, her, or its business relationship with the company or in any way interfere with or disrupt the company’s relationship with any of its employees, independent contractors, suppliers, or customers.

2. Nondisclosure. Employee will not during or at any time after the termination of employment with Perrigo use, divulge, or convey to others any secret or confidential information, knowledge or data of Perrigo or that of third parties obtained by Employee during the period of employment with Perrigo. Such secret or confidential information, knowledge or data includes, but is not limited to, secret or confidential matters:

(a) of a technical nature such as, but not limited to, methods, know-how, formulas, compositions, processes, discoveries, machines, inventions, computer programs and similar items or research projects,

(b) of a business nature such as, but not limited to, information about costs, purchasing, profits, marketing, sales or lists of customers, and

(c) pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

3. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Perrigo’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while providing services to the Perrigo (“Work Product”) belong to Perrigo. Employee shall promptly disclose such Work Product to Perrigo’s General Counsel and perform all actions requested by Perrigo (whether during or after Employee’s period of employment) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

4. Return of Company Property. Upon termination of employment with Perrigo, or at any other time at Perrigo’s request, Employee agrees:

(a) To deliver promptly to Perrigo all manuals, letters, notes, papers, books, reports, sketches, computer data or disks, files and programs, price lists, customer files, memoranda,

contracts and agreements, business and marketing plans, product formulations, manufacturing processes, procedures and methods (including equipment specifications and drawings), vendor lists, vendor files, customer lists, stored or recorded documents, and all other materials and copies thereof relating in any way to the Company’s Business and in any way obtained by Employee during the period of employment with Perrigo which are in Employee’s possession or under his control. Employee further agrees that he will not make or retain any copies of any of the foregoing and will so represent to Perrigo upon termination of employment.

(b) To confirm to Perrigo that all of Perrigo’s computer records, files and programs have first been turned over to Perrigo and then deleted or erased from all computer equipment owned, leased or used by Employee.

(c) To return to Perrigo all personal property provided for Employee’s use during his employment with Perrigo including, but not limited to, automobiles, computers and related equipment, telephones, credit cards, security cards and identifications, keys and tools.

5. Remedies. Employee acknowledges and agrees that monetary damages for his breach of any provision of this Agreement would be an inadequate remedy and that the company would not have an adequate remedy at law for such breach. Accordingly, Employee agrees that, in addition to all other rights and remedies available to the company to enforce its rights pursuant to this Agreement, the company shall, without the necessity of proving irreparable harm or of posting a bond, be entitled to such equitable relief from any court with proper jurisdiction, including, but not limited to, an injunction, a temporary restraining order, or an order for specific performance, as may be necessary to enforce or prevent a violation (whether anticipatory, continuing, or future) of any provision of this Agreement. If Employee breaches any provision of this Agreement, he shall pay all expenses, including court costs and actual attorney fees, incurred by the company in enforcing such provision.

6. Enforceability. The unenforceability of any provision or portion of any provision of this Agreement shall not affect the enforceability of the remaining provisions or the remainder of any provision of this Agreement. If at any time a court determines that any restrictive covenant contained in this Agreement is unreasonable, the parties agree that the maximum restriction permitted by law shall be substituted for the stated restriction and that such substitution shall govern this Agreement as if originally part of this Agreement.

7. Binding Effect. This Agreement and the rights and obligations of Perrigo hereunder shall inure to the benefit of and be binding upon Perrigo and its successors and assigns.

8. Entire Agreement Modifications. This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all other agreements, whether oral or written, between the parties regarding such subject matter. This Agreement may be modified or terminated only through a written instrument signed by each of the parties.

9. Waiver. The waiver by either party of the enforcement or the breach of any provision of this Agreement shall not operate or be construed as a subsequent or continuing waiver of the enforcement or the breach of any provision. The failure by either party to insist upon strict compliance of any provision of this Agreement shall not be deemed a waiver of such provision. No waiver shall be valid unless in writing and signed by the party giving the waiver.

10. Governing Law. This Agreement shall be governed by laws of Israel, provided, however, that with respect to acts which occur in the United States (“US Based Conduct”) which would constitute a breach of this Agreement disputes relating to such acts shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to principals of conflict of laws with respect to any acts occurring in the United States. Any proceeding related to or arising out of this Agreement relating to US Based Conduct shall be commenced, prosecuted or continued in the Circuit Court in Kent County, Michigan located in Grand Rapids, Michigan or in the United Stated District Court for the Western District of Michigan, and in any appellate court thereof. Employee accepts, with respect to US Based Conduct, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any final and nonappealable judgment rendered thereby in connection with this Agreement. Employee further irrevocably consents, with respect to US Based Conduct, to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof via overnight courier, such service to become effective fourteen calendar days after such mailing.